
                                                              Exhibit 12


                            SOUTH JERSEY INDUSTRIES, INC.
            Calculation of Ratio of Earnings from Continuing Operations to
                         Fixed Charges (Before Income Taxes)
                                    (IN THOUSANDS)


                                Fiscal Year Ended December 31,
                      --------------------------------------------------
                         1998      1997      1996      1995      1994
                      --------------------------------------------------
Net Income*             $13,816   $18,429   $18,265   $14,874   $10,209

Income Taxes             11,860    10,739    10,171     8,753     5,400

Fixed Charges**          22,436    20,320    20,408    20,442    15,402

Capitalized Interest       (167)     (107)     (114)      (98)     (120)
                      --------------------------------------------------

Total Available         $47,945   $49,381   $48,730   $43,971   $30,891
                      ==================================================

Total Available
----------------------     2.1x      2.4x      2.4x      2.2x      2.0x
Fixed Charges




 *  Net Income before Discontinued Operations.

**  Includes interest and preferred securities dividend requirements of a subsidiary.

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